UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2024 (November 22, 2024)

Transportation and Logistics Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34970	26-3106763
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5500 Military Trail, Suite 22-357

Jupiter, Florida 33458

(Address of Principal Executive Offices) (Zip Code)

(833) 764-1443

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2024, Transportation and Logistics Systems, Inc. (the “Company”, “we”, “us” or “our”) entered into an unsecured non-convertible promissory note (the “Note”) in the principal amount of $50,000, with interest at the rate of 10% per annum accruing and due at maturity in six months, with Cavalry Fund I LP, who is a holder of shares of certain of the Company’s outstanding series of preferred stock (the “Lender”) for the primary purpose of funding all or a portion of the costs related to: (i) the completion of the Company’s 2023 audit and reviews for the subsequent 2024 quarters; (ii) preparation and submission of any requisite filings with the Securities and Exchange Commission and the OTC Expert Market; (iii) such tax-related and other activities as may be necessary or legally required from time to time to restore the Company to good standing with requisite taxing authorities; and (iv) fees for routine litigation matters in the ordinary course of business.

The Company may repay the Note upon maturity or prior to maturity with the mutual agreement of the Lender. The Note also contain customary events of default, which include, without limitation, failure to pay principal, interest or other charges in respect of the Note when due at maturity or otherwise, failure to satisfy any covenant in the Note or other agreements between the Company and the Lender or any other creditor, breach of representations and warranties set forth in the Note or any transaction document executed contemporaneously with the Note, and certain judgment defaults, events of bankruptcy or insolvency of the Company. Upon the occurrence of such an event of default under the Note, the Lender has the right to demand repayment of the Note in full upon five (5) business days’ notice to the Company. In the event that full payment is not made upon the expiry of a thirty (30) day period, a default penalty equal to 5.0% per month during the period of default in excess of the 10% interest rate will apply to the entire amount of the Note outstanding, including any accrued but unpaid interest. The Lender may then, at its sole discretion, declare the entire then-outstanding principal amount of the Note and any accrued but unpaid interest due thereunder immediately due and payable, in which event the Lender may, at its sole discretion, take any action it deems necessary to recover amounts due under the Note.

Concurrently with the issuance of the Note, the Company also entered into a letter agreement of even date (the “Letter Agreement”) with the Lender setting forth, among other items, the intended use of proceeds of the Note as described above.

The Note and the Letter Agreement are on the same form as those entered in on August 12, 2024, and October 9, 2024.

The foregoing does not purport to be a complete description of each of the Note and the Letter Agreement, and each such description is qualified in its entirety by reference to the full text of each such document, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K (this “Form 8-K”) and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof with respect to the Note is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported in our Current Report on Form 8-K filed on January 3, 2024, on December 27, 2023, we filed a Certificate of Change (the “December 2023 Certificate”) with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”), that purported to implement a reverse stock split to reduce our authorized and outstanding shares of common stock by a ratio of 1 for 6,250 and our authorized and outstanding shares of preferred stock by a ratio of 1 for 10 and make proportional adjustments to our authorized common stock and preferred stock. However, at the time of the filing of December 2023 Certificate, the Company had not yet received approval from the Financial Industry Regulatory Authority to implement the reverse stock split and such approval was not subsequently received. Therefore, on November 25, 2024, we filed a Certificate of Correction (the “Certificate of Correction”) with the Nevada Secretary of State to withdraw the filing of the unauthorized December 2023 Certificate and revert the Company’s authorized and outstanding common stock and preferred stock to 50,000,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock as set forth in the Company’s Certificate of Change filed with the Nevada Secretary of State on December 1, 2023.

The foregoing does not purport to be a complete description of the Certificate of Correction, and such description is qualified in its entirety by reference to the full text of such document, which is attached as Exhibit 3.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Correction, as filed with the Nevada Secretary of State on November 25, 2024, to the Certificate of Change of the Company dated December 27, 2023.
10.1	Promissory Note, dated as of November 22, 2024, between the Company, as borrower, and Cavalry Fund I LP, as lender.
10.2	Letter Agreement, dated as of November 22, 2024, between the Company and Cavalry Fund I LP.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2024

Transportation and Logistics Systems, Inc.

By:	/s/ Sebastian Giordano
Sebastian Giordano
Chief Executive Officer, Chief Financial Officer and Treasurer